Exhibit 99.1

Osiris Therapeutics Announces Second Quarter 2013 Financial Results

COLUMBIA, Md. — August 5, 2013 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading stem cell company focused on developing and marketing products to treat medical conditions in inflammatory, cardiovascular, orthopedic and wound healing markets, announced today its results for the second quarter of 2013.

Highlights and Recent Developments

•                  Product revenue for the quarter rose to $5.3 million - up 231% from the second quarter of 2012.

•                  Gross profit increased to $3.8M for the quarter, on 245% from the second quarter of 2012.

•                  Significantly advanced our multicenter, randomized, controlled trial evaluating the efficacy and safety of Grafix® in diabetic foot ulcers — now nearing completion of patient enrollment.

•                  Expanded our overall commercial infrastructure, including the addition of direct sales representatives in sports medicine for Cartiform®.

•                  Completed a 67 patient clinical evaluation of Grafix across multiple wound types, demonstrating an overall closure rate of 81% with a 71% closure rate in difficult to treat venous leg ulcers.

•                  Ended the quarter with a strong cash, receivables and short-term investment position of $33.6 million.

“We are very pleased with the return our new sales team is delivering on our investments in commercial infrastructure as demonstrated by our continued revenue growth,” said C. Randal Mills, Ph.D., President and Chief Executive Officer of Osiris.  “We are also excited about the progress of Protocol 302, our randomized, controlled clinical trial evaluating Grafix for chronic diabetic foot ulcers.  By balancing our commercial and developmental activities, we continue to advance towards our goal of creating a profitable business in cell therapy by providing best-in-class products and service.”

Second Quarter Financial Results

Product revenues during the second quarter of 2013 were $5.3 million, compared to $1.6 million during the second quarter of 2012, an increase of 231%.  Gross margin during the second quarter was 72% compared to 66% during the second quarter of 2012.  Gross profit was $3.8 million during the second quarter of 2013 and $1.1 million during the same period of 2012. The net loss was $3.8 million in the second quarter of 2013 compared to $4.3 M during the second quarter of 2012.  As of June 30, 2013, Osiris had $33.6 million in cash, receivables and short-term investments.

Research and development expenses for the second quarter of 2013 were $3.3 million, decreased from the $4.1 million incurred in the second quarter of 2012. As a result of our increased commercial activity, our selling, general and administrative expenses were $4.4 million for the second quarter of 2013, compared to $1.4 million for the same period of the prior year.

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, August 5, 2013, at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants). Note that a presentation will accompany the webcast.

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

An archive of the webcast will be available approximately two hours after the completion of the call. To access the archived webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc., is the leading stem cell company, having developed the world’s first approved stem cell drug, Prochymal®.  Osiris currently markets Grafix and Ovation® for wound and tissue repair, and Cartiform for cartilage repair. Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution of cell therapy products.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology, including 51 U.S. and 162 foreign patents.

Osiris, Prochymal, Chondrogen, Grafix, Ovation and Cartiform are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for mesenchymal stem cells and biologic drug candidates and marketed Biosurgery products (including Prochymal, Chondrogen®, Grafix, Ovation and Cartiform); our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to treat disease; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Aziz Ahmad

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Amounts in thousands

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash	$1,579	$1,854
Investments available for sale	25,626	32,238
Accounts receivable, net	6,406	3,063
Inventory	1,696	1,278
Prepaid expenses and other current assets	356	603
Total current assets	35,663	39,036

Property and equipment, net	2,040	2,111
Restricted cash	317	317
Total assets	$38,020	$41,464

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued expenses, and other current liabilities	$6,826	$4,999
Capital lease obligations, current portion	45	44
Total current liabilities	6,871	5,043

Long-term portion of capital lease obligations	140	162
Other long-term liabilities	329	369
Total liabilities	7,340	5,574

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 32,989 shares outstanding - 2013, 32,881 shares outstanding - 2012	33	33
Additional paid-in-capital	280,616	279,269
Accumulated other comprehensive loss	(86)	(20)
Accumulated deficit	(249,883)	(243,392)
Total stockholders’ equity	30,680	35,890
Total liabilities and stockholders’ equity	$38,020	$41,464

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Operations

Unaudited

Amounts in thousands, except per share data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Product revenues	$5,291	$1,626	$9,346	$2,763
Cost of product revenues	1,482	552	2,617	939
Gross profit	3,809	1,074	6,729	1,824

Revenue from collaborative research agreements and royalties	136	98	322	3,544

Operating expenses:
Research and development	3,328	4,072	6,309	8,035
Selling, general and administrative	4,398	1,418	7,287	2,941
	7,726	5,490	13,596	10,976

Loss from operations	(3,781)	(4,318)	(6,545)	(5,608)

Other income, net	25	21	54	39

Loss before income taxes	(3,756)	(4,297)	(6,491)	(5,569)

Income tax benefit	—	32	—	32

Net loss	$(3,756)	$(4,265)	$(6,491)	$(5,537)

Basic and diluted net loss per share	$(0.11)	$(0.13)	$(0.20)	$(0.17)

Weighted average common shares (basic and diluted)	32,958	32,860	32,935	32,845

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Unaudited

Amounts in thousands

	Six months ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(6,491)	$(5,537)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	369	348
Non cash share-based payments	766	687
Provision for bad debts	(25)	11
Changes in operating assets and liabilities:
Accounts receivable	(3,318)	(676)
Inventory	(418)	292
Prepaid expenses, and other current assets	247	(713)
Accounts payable, accrued expenses, and other current liabilities	1,788	449
Deferred revenue	—	(3,333)
Net cash used in operating activities	(7,082)	(8,472)

Cash flows from investing activities:
Purchases of property and equipment	(298)	(38)
Proceeds from sale of investments available for sale	6,600	7,985
Purchases of investments available for sale	(54)	(33)
Net cash provided by investing activities	6,248	7,914

Cash flows from financing activities:
Principal payments on capital lease obligations	(22)	—
Proceeds from the issuance of common stock, net	581	6
Net cash provided by financing activities	559	6

Net decrease in cash	(275)	(552)
Cash at beginning of period	1,854	1,661

Cash at end of period	$1,579	$1,109